UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/ A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Dime Community Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-2934195
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

898 Veterans Memorial Highway, Suite 560
Hauppauge, New York	11788
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Preferred Stock, Series A, $0.01 Par Value	The New York Stock Exchange
9.000% Subordinated Notes, $25.00 Par Value	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ⌧

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is filed to amend the Registration Statement on Form 8-A filed by Dime Community Bancshares, Inc., a New York corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2026 (the “Original Filing”), solely to revise the ticker symbol of the Preferred Stock, Series A, $0.01 Par Value (the “Preferred Stock”). The symbol for the Preferred Stock will be “DCOM PR” when the Preferred Stock starts trading on the New York Stock exchange on or about April 7, 2026. No other changes have been made to the Original Filing.

Item 1.  Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with Dime Community Bancshares, Inc. (the “Company”), a New York corporation and the holding company for Dime Community Bank, transferring the listing of its common stock, par value $0.01 per share (the “Common Stock”), its Preferred Stock, and 9.000% Subordinated Notes, $25.00 Par Value (the “Subordinated Notes”) from the NASDAQ Global Select Market (“NASDAQ”) to the New York Stock Exchange (“NYSE”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

The Common Stock, the Preferred Stock and the Subordinated Notes are expected to be listed on the NYSE and to trade thereon on or about April 7, 2026 under the trading symbols “DCOM,” “DCOM PR” and “DCBG,” respectively The Company is voluntarily delisting from NASDAQ as of the close of business on April 6, 2026. Until that time, the Company’s Common Stock will continue to trade on NASDAQ.

The following summary is a description of the Company’s Common Stock, Preferred Stock and Subordinated Notes:

For a description of the Company’s securities, reference is made to “Description of Dime Community Bancshares, Inc. Capital Stock” in the Company’s Form 10-K, filed with the SEC on February 20, 2026, which is hereby incorporated by reference.  For a description of the provisions of the Company’s Certificate of Incorporation and Bylaws that may render a change in control of the Company more difficult, reference is made to “Certain Provisions in Our Certificate of Incorporation, Our Bylaws, and Applicable Laws and Regulations” in the Company’s Form S-3ASR, filed with the SEC on November 3, 2025, which is hereby incorporated by reference.

Item 2.  Exhibits.

1.	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed February 2, 2021 (SEC File No. 001-34096))

2.	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K, filed October 24, 2024 (SEC File No. 001-34096))

3.	Description of the Registrant’s Securities (incorporated by reference to the Form 10-K (Registration Number 001-34096) filed with the Securities and Exchange Commission on February 20, 2026.)

4.
Indenture, dated May 6, 2022, between the Registrant and Wilmington Trust National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K, filed May 6, 2022 (SEC File No. 001-34096))

5.
First Supplemental Indenture, May 6, 2022, between the Registrant and Wilmington Trust National Association, as Trustee, including the form of 5.000% Fixed-to-Floating Rate Subordinated Notes due 2032 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K, filed May 6, 2022 (SEC File No. 001-34096))

6.
Second Supplemental Indenture, June 28, 2024, between Dime Community Bancshares, Inc. and Wilmington Trust National Association, as trustee, including the form of 9.000% Fixed-to-Floating Rate Subordinated Notes due 2034 (incorporated by reference to Exhibit 4.2 and 4.3, respectively, to the Registrant’s Form 8-K, filed June 28, 2024 (SEC File No. 001-34096))

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DIME COMMUNITY BANCSHARES, INC.
Date: March 25, 2026	By:	/s/ Avinash Reddy
Avinash Reddy Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer